Exhibit 99.1

News Release

Allin Corporation 381 Mansfield Avenue Suite 400 Pittsburgh, Pennsylvania 15220-2751	Telephone: (412) 928-2022 Telefax: (412) 928-0225

Allin Corporation Announces Strong Second Quarter Results

Wednesday, August 2, 2006

For Release at 4:30 PM EDT

Pittsburgh, PA: Allin Corporation (OTCBB: ALLN), a Microsoft Gold Certified technology consulting firm, today reported results for the three months and six months ended June 30, 2006.

For the three-month and six-month periods ended June 30, 2006, revenue was $5.6 million and $10.6 million, respectively, compared to $3.8 million and $6.9 million for the three-month and six-month periods ended June 30, 2005, respectively. The Company recorded net income attributable to common shareholders in the amount of $538,000 ($0.05 per share-diluted) and $623,000 ($0.06 per share-diluted) for the three-month and six-month periods ended June 30, 2006, respectively, compared to a net loss attributable to common shareholders of $83,000 ($0.01 per share) and $443,000 ($0.06 per share) for the three-month and six-month periods ended June 30, 2005, respectively.

“Our second quarter revenue number was our strongest since the fourth quarter of 2000, while our earnings per share number was just one cent off of our record number from the fourth quarter of 2002,” stated Rich Talarico, Allin’s chief executive officer. “Strong demand for our interactive media services in the cruise industry and strength in our financial services vertical helped to push revenue and earnings. The recognition our Company received as Microsoft’s East Region Partner of the Year was also supported with very good financial results in our Pittsburgh office for the second quarter.”

Mr. Talarico added, “We have provided guidance that the second quarter of this year would be our strongest and we still expect that to be the case. Due to the timing of initial sailings for a number of newly built cruise ships for our clients, we do not expect to be working on the major portion of any interactive television implementations during the third quarter and expect to record a net loss attributable to common shareholders for that quarter. The results for the fourth quarter are dependent on our success in closing proposals for interactive television implementations that are currently outstanding. Even without considering the potential effect of these outstanding proposals, we continue to expect the full year results to show substantial improvement over 2005.”

Revenue increased 47% comparing the quarter ended June 30, 2006 with the quarter ended June 30, 2005. Systems Integration revenue more than doubled period-to-period driven by the strong demand for the Company’s interactive services. Consulting Services revenue recorded a 44% increase in the three months ended June 30, 2006 over the comparable period of 2005 and continued to be driven primarily by business intelligence and custom application development using tools such as Microsoft .NET, Microsoft

Business Scorecard Manager, Microsoft SQL Server 2005 and SharePoint as well as larger and more complex Microsoft Solomon and CRM implementations. Total revenue for the six-month period ended June 30, 2006 increased 54% compared to the six-month period ended June 30, 2005.

The Company recorded an increase in gross profit for both the three- and six-month periods ended June 30, 2006, as compared to the same periods of the prior year, due to the higher revenue numbers and to increases in the consolidated gross margin percentage. The Company’s total selling, general and administrative expenses increased by 17% comparing the quarter ended June 30, 2006 with the quarter ended June 30, 2005, and 24% comparing the six-month periods ended the same dates. The increases were primarily attributable to increased technical head count and increases in depreciation and amortization.

About Allin Corporation

Allin Corporation is a leading provider of solutions-oriented application development and technology infrastructure consulting and systems integration services. Allin specializes in Microsoft-based technologies and was recently recognized as Microsoft’s East Region Partner of the Year. Allin’s operations are centered on four practice areas: Technology Infrastructure, Collaborative Solutions, Business Process and Interactive Media. Allin leverages its experience in these areas to work with clients through a disciplined project delivery framework to ensure that solutions are delivered on time and on budget. Allin delivers these services through the trade names Allin Consulting, Allin Interactive and the CodeLab Technology Group. The Company maintains offices in Pittsburgh, Pennsylvania; Ft. Lauderdale, Florida; Wakefield, Massachusetts; and San Jose and Walnut Creek, California. For additional information about Allin, visit the Company’s Internet sites on the World Wide Web at http://www.allin.com and http://www.codelabtech.com/.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to the safe harbors created thereby. These forward-looking statements are based on current expectations and projections about future events and financial trends. The words or phrases “expect,” “are dependent on,” “continue to expect” and similar words or expressions are intended to identify forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements. The forward-looking statements are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including, among other things, a concentration in the Company’s revenue from certain services and clients, a limited backlog, the Company’s ability to expand its markets, limited financial resources, dependence on key personnel and competitive market conditions. These are representative of factors which could affect the outcome of the forward-looking statements. In addition, such statements could be affected by general industry and market conditions and growth rates, general domestic and international economic conditions and future incidents of terrorism or other events that may negatively impact the markets where the Company competes. The Company undertakes no obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

CONTACT:	Dean C. Praskach	Phone:	(412) 928-2022
	Chief Financial Officer	Telefax:	(412) 928-0225
	Allin Corporation	E-mail:	Dean.Praskach@allin.com

ALLIN CORPORATION & SUBSIDIARIES

SELECTED FINANCIAL DATA

(Dollars in thousands, except for per share data)

The selected financial data for each of the periods ended June 30, 2006 and 2005, presented below, have been derived from the consolidated financial statements of the Company.

	Three Months Ended		Six Months Ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
	Unaudited	Unaudited	Unaudited	Unaudited
Revenue
Consulting services	$3,675	$2,559	$7,240	$5,007
Systems Integration	1,349	624	2,137	776
Information System Product Sales	262	435	573	683
Other Services	339	219	694	446

Total revenue	5,625	3,837	10,644	6,912

Cost of sales	2,483	1,786	4,621	3,099

Gross profit	3,142	2,051	6,023	3,813
Selling, general & administrative	2,173	1,872	4,587	3,735
Loss on disposal of assets	3	-0-	3	-0-
Depreciation & amortization	103	75	203	140

Total selling, general & administrative	2,279	1,947	4,793	3,875

Income (loss) from operations	863	104	1,230	(62)
Interest expense (income), net	9	(4)	10	4
Provision for income taxes	31	-0-	32	-0-

Net income (loss)	823	108	1,188	(66)
Accretion and dividends on preferred stock	285	191	565	377

Net income (loss) attributable to common shareholders	$538	$(83)	$623	$(443)

Income (loss) per common share – basic	$0.07	$(0.01)	$0.08	$(0.06)

Income (loss) per common share – diluted	$0.05	$(0.01)	$0.06	$(0.06)

Weighted average shares outstanding – basic	7,467,339	6,967,339	7,467,339	6,967,339

Weighted average shares outstanding – diluted	11,928,972	6,967,339	11,931,184	6,967,339

	June 30, 2006	December 31, 2005
	Unaudited	Audited
Balance Sheet
Current Assets:
Cash and Cash Equivalents	$863	$1,531
Other Current Assets	5,585	3,805

Total Current Assets	6,448	5,336

Other Assets	5,201	5,027

Total Assets	$11,649	$10,363

Current Liabilities
Bank Line of Credit	-0-	-0-
Other Current Liabilities	3,748	6,084
Other Liabilities	3,044	57
Shareholder’s Equity	4,857	4,222

Total Liabilities and Shareholder’s Equity	$11,649	$10,363